SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Information Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))
|X|   Definitive Information Statement

                            BFC FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.
|_|   Fee computed on the table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

|_|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                           BFC FINANCIAL CORPORATION
                                 P.O. Box 5403
                         Fort Lauderdale, FL 33310-5403

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on May 20, 2003

                                                        Fort Lauderdale, Florida
                                                                  April 17, 2003

To the Shareholders of BFC Financial Corporation:

The Annual Meeting of Shareholders of BFC Financial Corporation (the "Company") will be held at Signature Grand, 6900 State Road 84, Davie, Florida 33317, on Tuesday, May 20, 2003, at 6:00 p.m. local time for the following purposes:

      1. To elect three members to the Board of Directors, one to serve a term of three years, one to serve a term of two years and the other to serve a term of one year; and

      2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any matters relating or incident to the foregoing.

The foregoing matters are described in more detail in the Proxy Statement, which forms a part of this Notice.

Only shareholders of record at the close of business on March 26, 2003 are entitled to notice of and to vote at the Annual Meeting. Holders of Class A Common Stock and holders of Class B Common Stock will be entitled to vote on all matters properly brought before the meeting.

Enclosed for your review and consideration is a proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders. You are urged to read the proxy statement carefully. YOUR VOTE IS IMPORTANT.

Whether or not you expect to attend the meeting in person, please mark, sign and return the accompanying proxy card in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time prior to its exercise by giving written notice to the Secretary of the Company, by executing a subsequent dated proxy or by personally attending and voting at the Annual Meeting. Any proxy that is not revoked will be voted at the meeting as directed in the proxy, or, where no direction is given, the proxy will be voted in accordance with the recommendations of the Board of Directors.

All BFC Financial Corporation shareholders are invited to attend the BankAtlantic Bancorp, Inc. Annual Meeting of Shareholders, which will be held at Signature Grand at 5:30 p.m.

                                                 Sincerely,


                                                 /s/ Glen R. Gilbert

                                                 Glen R. Gilbert
                                                 Secretary

                            BFC FINANCIAL CORPORATION
                                  P.O. Box 5403
                         Fort Lauderdale, FL 33310-5403

                                 PROXY STATEMENT

MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the 2003 Annual Meeting of Shareholders (the "Annual Meeting") of BFC Financial Corporation (the "Company" or "BFC") to be held on Tuesday, May 20, 2003, commencing at 6:00 p.m., local time, at Signature Grand, 6900 State Road 84, Davie, Florida 33317 and any adjournment thereof, for the election of three members to the Board of Directors of the Company and for any other matter properly brought before the Annual Meeting.

This solicitation of proxies is made on behalf of the Board of Directors of the Company.

Each proxy solicited hereby, if properly executed and received by the Company prior to the Annual Meeting and not revoked prior to its use, will be voted in accordance with the instructions contained therein. Executed proxies with no instructions contained therein will be voted for the election of the nominees for director described below. Although the Board of Directors is unaware of any matters to be presented at the Annual Meeting other than matters disclosed herein, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy would vote as proxies in accordance with their own best judgment on those matters.

Holders of the Company's Class A Common Stock and Class B Common Stock will be entitled to vote for the election of the three nominees to the Company's Board of Directors and on any other matter properly brought before the Annual Meeting.

Any shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before it is exercised by notifying the Secretary of the Company in writing at the address set forth above, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

NOTICE OF PREVIOUSLY ADOPTED AMENDMENT

In addition, the Company is informing you that, on April 15, 2003, the holders of outstanding shares of Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast, including the holders of a majority of the shares of Class B Common Stock voting as a separate class, approved an amendment (the "Amendment") to the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), by written consent in lieu of a meeting. We are not asking you for a proxy in connection with the previously adopted Amendment and you are not required to send us a proxy in connection with the previously adopted Amendment. Pursuant to the Amendment, once the number of outstanding shares of Class B Common Stock falls below 500,000 shares, the per share voting power of the Class A Common Stock and the Class B Common Stock will be the same and the holders of Class A Common Stock and Class B Common Stock will then each be entitled to one vote for each share held. The Company undertook to adopt the Amendment in connection with the Company's application to list the Class A Common Stock on the NASDAQ National Market. Based on such Amendment, the Company believes that its shares of Class A Common Stock will be approved for listing on the NASDAQ National Market subject to stated conditions for listing.

The approval of the Amendment by those shareholders was sufficient to approve the Amendment, no action by the other holders of Class A Common Stock or Class B Common Stock is required.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE

Only shareholders of record, at the close of business on March 26, 2003 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 6,476,999 shares of Class A Common Stock and 2,362,365 shares of Class B Common Stock. Holders of the Company's Class A Common Stock and Class B Common Stock are entitled to vote on all matters properly brought before the Annual Meeting. Each holder of Class A Common Stock is entitled to one vote for each share held, with all holders of Class A Common Stock possessing in the aggregate 22% of the total voting power. Holders of Class B Common Stock, having the remaining 78% of the total voting power, are entitled to 9.720727 votes for each share held under the terms of the Company's Articles of Incorporation. See "Quorum", "Vote Required for Approval" and "Security Ownership of Certain Beneficial Owners and Management."

QUORUM

The presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the aggregate voting power (as described above) of our Common Stock outstanding on the record date of the Annual Meeting constitutes a quorum, permitting business to be conducted at the Annual Meeting. In the event that there are not sufficient shares represented for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and "broker non-votes" (as described below) will be counted to determine the presence of a quorum.

VOTE REQUIRED FOR APPROVAL

To elect the three nominees to the Company's Board of Directors, the affirmative vote of a plurality of the votes cast of Class A Common Stock and Class B Common Stock voting together without regard to class is required.

Brokers or other nominees who hold shares in "street name" for customers will be permitted to exercise voting discretion with respect to the election of directors. Accordingly, absent specific and timely instructions from the beneficial owner of such shares, brokers or nominees are empowered to vote such shares with respect to the election of directors. However, because shares held by brokers or nominees will not be considered entitled to vote on matters as to which the brokers withhold authority (so called "broker non-votes"), broker non-votes will have no effect on the outcome of the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Listed in the table below are the beneficial owners known by the Company to hold as of March 26, 2003 more than 5% of either class of our outstanding Common Stock. In addition, this table includes the outstanding securities beneficially owned by the Company's executive officers and directors and the number of shares owned by directors and executive officers as a group.

                                                             CLASS A           CLASS B
                                                          COMMON STOCK      COMMON STOCK
                                                          OWNERSHIP AS      OWNERSHIP AS      PERCENT OF       PERCENT OF
                                                            OF MARCH          OF MARCH          CLASS A          CLASS B
NAME OF BENEFICIAL OWNER                                    26, 2003          26, 2003       COMMON STOCK     COMMON STOCK
------------------------                                    --------          --------       ------------     ------------
I.R.E. Realty Advisory Group, Inc.        (2)(3)(5)         1,375,000          500,000           21.24%           9.63%
I.R.E. Properties, Inc.                    (3)(5)             375,832          136,666            5.80%           2.63%
I.R.E. Realty Advisors, Inc.               (3)(5)             666,108          242,221           10.29%           4.67%
Florida Partners, Corporation              (3)(5)             366,614          133,314            5.66%           2.57%
Levan Enterprises, Ltd.                    (3)(5)             153,629           55,865            2.37%           1.08%
Alan B. Levan                           (1)(3)(5)(6)        2,940,483        2,339,673           45.41%          45.07%
John E. Abdo                            (1)(3)(5)(6)        1,019,563        1,720,750           15.75%          33.15%
Dr. Herbert A. Wertheim                      (4)            1,145,232          416,448           17.69%           8.02%
Glen R. Gilbert                            (1)(5)               2,690          123,478            0.04%           2.38%
Earl Pertnoy                               (1)(5)              18,975           83,150            0.29%           1.60%
Oscar Holzmann                             (1)(5)                  --            5,000            0.00%           0.10%
Neil Sterling                              (1)(5)                  --            5,000            0.00%           0.10%
All directors and executive officers
  of the Company as a group
  (6 persons, including the
  individuals identified above)            (1)(3)           3,981,711        4,277,051           61.49%          82.39%

----------

(1) Amount and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant to exercise of stock options to purchase Class B Common Stock as follows: Alan B. Levan 1,270,407 shares, John E. Abdo 1,350,000 shares, Glen R. Gilbert 122,500 shares, Earl Pertnoy 76,250 shares, Oscar Holzmann 5,000 shares and Neil Sterling 5,000 shares.

(2)   The Company owns 45.5% of I.R.E. Realty Advisory Group, Inc.

(3) The Company may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 68.8% of the outstanding Common Stock of the Company. Levan Enterprises, Ltd. is a controlling and majority shareholder of I.R.E. Realty Advisors, Inc. and I.R.E. Properties, Inc. and may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and

      Florida Partners Corporation. Levan Enterprises, Ltd. is a limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Therefore, Mr. Levan may be deemed to be the beneficial owner of the shares of Common Stock owned by each of such entities. In addition to his personal holdings of Common Stock, Mr. Levan may be deemed to be the beneficial owner of 3,300 shares of Class A Common Stock and 1,200 shares of Class B Common Stock held of record by Mr. Levan's wife and 1,270,407 shares of Class B Common Stock which can be acquired within 60 days pursuant to stock options, for an aggregate beneficial ownership of 2,940,483 shares (45.41%) of Class A Common Stock and 2,339,673 shares (45.07%) of Class B Common Stock.

(4) Dr. Wertheim's ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control, directly or indirectly, the Company. Dr. Wertheim's mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5) Mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.

(6) Messrs. Levan and Abdo have entered into a Shareholders Agreement and Irrevocable Proxy with respect to the shares of Class B Common Stock controlled by them. Under the agreement, they have agreed to vote their shares of Class B Common Stock in favor of the election of each other to the Company's Board of Directors for so long as Mr. Levan and Mr. Abdo are willing and able to serve as directors of the Company. Additionally, Mr. Abdo will grant an irrevocable proxy to an entity controlled by Mr. Levan and obtain the consent of Mr. Levan prior to the sale or conversion of certain of his shares of Class B Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Copies of all such reports filed with the SEC are required to be furnished to the Company. Based solely on the Company's review of the copies of such reports it has received, the Company believes that all of its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the year ended December 31, 2002 except for Oscar Holzmann who became a director on November 4, 2002 and whose initial Form 3 was inadvertently not filed until February 7, 2003.

                             ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than twelve directors divided into three classes. In November 2002, the number of directors on the Company's Board of Directors was increased to four and in February 2003, the number of directors on the Company's Board of Directors was increased to five. Oscar Holzmann was elected by the Board of Directors to fill a vacancy in November 2002 and Neil Sterling was elected by the Board of Directors to fill a vacancy in February 2003, in each case, to serve until the election of directors at the Annual Meeting. Additionally, the term of Earl Pertnoy expires at the Annual Meeting. Accordingly, three directors have been nominated for election as directors at the Annual Meeting. Neil Sterling has been nominated to serve as a director in the class whose term expires at the 2004 Annual Meeting of Shareholders, Oscar Holzmann has been nominated to serve as a director in the class whose term expires at the 2005 Annual Meeting of Shareholders and Earl Pertnoy has been nominated to serve as a director in the class whose term expires at the 2006 Annual Meeting of Shareholders. All directors are to serve until the election and qualification of their respective successors.

Except as disclosed elsewhere in this Proxy Statement, to the Company's knowledge, there are no arrangements or understandings between the Company and any person pursuant to which such person has been or will be elected a director and there are no familial relationships between any directors and officers of the Company.

Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees shown below.

The Board of Directors recommends that holders of Class A Common Stock and holders of Class B Common Stock vote FOR the election of each of the nominees for director.

BOARD OF DIRECTORS

The following information is provided for each of the Company's current directors.

            NAME              AGE      DIRECTOR SINCE       TERM EXPIRES
            ----              ---      --------------       ------------
      John E. Abdo            59            1988                2005
      Oscar Holzmann          60            2002                2003
      Alan B. Levan           58            1978                2004
      Earl Pertnoy            76            1978                2003
      Neil Sterling           51            2003                2003

Mr. Sterling is nominated to serve a one-year term expiring at the 2004 Annual Meeting of Shareholders, Mr. Holzmann is nominated to serve a two-year term expiring at the 2005 Annual Meeting of Shareholders and Mr. Pertnoy is nominated to serve a three-year term expiring at the 2006 Annual Meeting of Shareholders.

The principal occupation and certain other information with respect to each director, including the nominees, are set forth below.

JOHN E. ABDO has been principally employed as Vice Chairman of BankAtlantic since April 1987 and Chairman of the Executive Committee of BankAtlantic since October 1985. He has been a director of the Company since 1988 and Vice Chairman of the Board of the Company since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp,

Inc., the holding company for BankAtlantic, since 1994, a director of BankAtlantic since 1984 and President of Levitt Corporation, a wholly owned subsidiary of BankAtlantic, since 1985. He has been Vice Chairman of the Board of Levitt Corporation since April 2001. He has been President and Chief Executive Officer of the Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm, for more than five years. He is also a director of Benihana, Inc., a national restaurant chain, and a director and Vice Chairman of the Board of Bluegreen Corporation, a public company whose stock is traded on the New York Stock Exchange, and in which BankAtlantic Bancorp, Inc. has an approximately 40% interest. Mr. Abdo is also President of the Broward Performing Arts Foundation.

OSCAR HOLZMANN has been an Associate Professor of Accounting at the University of Miami since 1980. He received his Ph.D. in Business Administration from Pennsylvania State University in 1974.

ALAN B. LEVAN formed the I.R.E. Group (predecessor to the Company) in 1972. Since 1978, he has been the Chairman of the Board, President, and Chief Executive Officer of the Company or its predecessors. He is Chairman of the Board and President of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. He has been Chairman of the Board, President and Chief Executive Officer of BankAtlantic Bancorp, Inc. since 1994, and President and Chairman of the Board of BankAtlantic since 1987. He is Chairman of the Board of Levitt Corporation and Bluegreen Corporation. He is an individual general partner and an officer and a director of the corporate general partner of a public limited partnership that is affiliated with the Company.

EARL PERTNOY is a real estate investor and developer. He has been a director of the Company and its predecessor companies since 1978 and is also a director of the corporate general partner of a public limited partnership that is affiliated with the Company.

NEIL STERLING has been the principal of The Sterling Resources Group, a business development-consulting firm in Fort Lauderdale, Florida, since 1998.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2002, the Board of Directors held eleven meetings. No director attended fewer than seventy-five percent (75%) of the total number of meetings of the Board of Directors or the committees on which such Board member served during this period. The Board of Directors has two committees, the Audit Committee and the Compensation Committee.

The members of the Audit Committee for 2002 consisted of Earl Pertnoy for the entire year and Oscar Holzmann from the date he joined the Board. The primary responsibility of the Audit Committee is to oversee the Company's reporting process on behalf of the Board of Directors and the shareholders and to report the results of its activities to the Board of Directors. The Audit Committee engages the independent auditors, approves all auditing services and non-audit services to be provided by the independent auditor, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, and reviews internal accounting procedures and controls with the Company's financial and accounting staff.

A report of the Audit Committee is included on page 14 and the Audit Committee's Charter is attached as Appendix A. The Audit Committee held six meetings during the year ended December 31, 2002. In 2003, Director Neil Sterling joined the Audit Committee with Mr. Pertnoy and Mr. Holzmann. All members of the Audit Committee are "independent" as such term is defined by the listing standards of the NASDAQ Stock Market.

The sole member of the Compensation Committee for 2002 was Mr. Pertnoy. The Compensation Committee held one meeting during 2002. The primary purpose of the Compensation Committee is to provide assistance to the Board of Directors in fulfilling its responsibilities to oversee and participate in the creation and administration of executive compensation programs and practices. It also serves as the Stock Option Committee for the purpose of determining incentive stock options to be granted under the Company's Stock Option Plan. In 2003, Oscar Holzmann and Neil Sterling joined the Compensation Committee with Mr. Pertnoy.

The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

Members of the Board of Directors of the Company who are not employees of the Company receive $2,500 per month for serving on the Company's Board of Directors. Additionally, commencing in 2003, members of the Audit Committee receive an annual fee of $10,000 and the Chairman of the Audit Committee receives an additional annual fee of $5,000. Other than such compensation, there are no other arrangements pursuant to which any director is compensated for his services as such.

IDENTIFICATION AND BACKGROUND OF EXECUTIVE OFFICERS

The Executive Officers of the Company are as follows:

            NAME                    AGE         POSITION
            ----                    ---         --------
      Alan B. Levan                 58         President, Chairman of the Board, Chief Executive Officer
                                                and Director
      John E. Abdo                  59         Vice Chairman of the Board and Director
      Glen R. Gilbert               58         Executive Vice President, Chief Financial and
                                                Accounting Officer and Secretary

All such officers will serve until they resign or are replaced by the Board of Directors.

BACKGROUND OF EXECUTIVE OFFICERS

ALAN B. LEVAN - See "Board Of Directors."

JOHN E. ABDO - See "Board Of Directors."

GLEN R. GILBERT has been Executive Vice President of the Company since July 1997. In May 1987, he was appointed Chief Financial and Accounting Officer and, in October 1988, was appointed Secretary. He joined the Company in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970. He serves as an officer of Florida Partners Corporation and of the corporate general partner of a public limited partnership that is affiliated with the Company. He has been Executive Vice President of Levitt Corporation since 1997.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the annual compensation paid by the Company, BankAtlantic and Levitt Corporation, for services rendered in all capacities during the three years ended December 31, 2002 to each of the executive officers of the Company.

                                                   ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                   -------------------                 ----------------------
                                                                                         AWARDS            Payouts
                                                                     OTHER               ------            -------         ALL
        NAME AND                                                     ANNUAL     RESTRICTED     STOCK                      OTHER
        PRINCIPAL                                                    COMPEN-       STOCK      OPTION         LTIP        COMPEN-
        POSITION               SOURCE       YEAR  SALARY     BONUS   SATION      AWARD(S)    AWARD(S)      PAYOUTS       SATION
----------------------------------------------------------------------------------------------------------------------------------
                                (a)                 ($)       ($)     ($)          ($)          (#)          ($)           ($)
Alan B. Levan                BFC            2002  570,560   399,100      --         --            --         6,288      105,116(b)
 Chairman of the Board,      BankAtlantic   2002  438,887   443,800   9,600(f)      --        60,000            --      121,707(c)
 President and Chief         Levitt         2002   83,791    62,500      --         --            --            --           --
 Executive Officer
                             BFC            2001  538,510   255,833      --         --            --         4,480      101,073(b)
                             BankAtlantic   2001  383,405   345,500   7,385(f)      --        40,000            --      134,030(c)
                             Levitt         2001       --    50,000      --         --            --            --           --

                             BFC            2000  517,798    92,247      --         --            --         5,315       97,185(b)
                             BankAtlantic   2000  387,890   312,624      --         --        60,000            --      137,635(c)
                             Levitt         2000       --        --      --         --            --            --           --

John E. Abdo                 BFC            2002  264,879   156,000      --         --            --         6,288           --
 Vice Chairman of the        BankAtlantic   2002  211,368   118,004  18,600(d)                40,000                       8,040(e)
 Board                       Levitt         2002  263,187   425,000      --         --            --            --           --

                             BFC            2001  250,000   150,000      --         --            --         4,880           --
                             BankAtlantic   2001  181,700    92,836  18,600(d)      --        30,000            --       15,840(e)
                             Levitt         2001  250,000   250,000      --         --            --            --           --

                             BFC            2000  181,730   112,500      --         --            --         5,315           --
                             BankAtlantic   2000  196,901    99,000  18,600(d)      --        30,000            --       15,840(e)
                             Levitt         2000   91,000    91,000      --         --            --            --           --

Glen R. Gilbert              BFC            2002  126,718    84,754      --         --            --         6,288           --
 Executive Vice President,   BankAtlantic   2002       --        --      --         --        15,000            --           --
 Chief Financial Officer     Levitt         2002  123,938    97,192      --         --            --            --        6,135(g)
 and Secretary
                             BFC            2001  119,600    29,900      --         --            --         4,880           --
                             BankAtlantic   2001       --        --      --         --        10,000            --           --
                             Levitt         2001  119,600    29,900      --         --            --            --           --

                             BFC            2000  136,881    17,250      --         --            --         5,315           --
                             BankAtlantic   2000       --        --      --         --         2,500            --           --
                             Levitt         2000   93,130    17,250      --         --            --            --           --


----------
      (a) Amounts identified as BankAtlantic represent payments or grants by BankAtlantic and amounts identified as Levitt represent payments or grants by Levitt Corporation, both wholly owned subsidiaries of BankAtlantic Bancorp, Inc.

      (b) Represents reimbursements or payments for life and disability insurance.

      (c) Includes BankAtlantic contributions of $8,000 in 2002 and $6,800 in each of 2000 and 2001 to its 401(k) savings plan on behalf of Mr. Alan Levan, a $40 dividend payment for a Real Estate Investment Trust ("REIT") controlled by BankAtlantic for 2002, 2001 and 2000 and $113,667 in 2002, $127,190 in 2001 and $130,795 in 2000
            representing the value of the benefit received by Mr. Alan Levan in connection with premiums paid by BankAtlantic Bancorp for a split-dollar life insurance policy.

      (d) Includes $9,000 per year for service as trustee of BankAtlantic's pension plan, which amount is paid by the pension plan, and $9,600 per year as an auto allowance. Payments were also made to the Abdo Companies, Inc., a company controlled by Mr. Abdo. See "Certain Relationships and Related Transactions."

      (e) Includes BankAtlantic contributions of $8,000 in 2002 and $6,800 in each of 2000 and 2001 to its 401(k) savings plan on behalf of Mr. Abdo and a $40 dividend payment for the REIT for 2002, 2001 and 2000.

      (f)   Reflects amount paid as auto allowance.

      (g) Includes Levitt Corporation contributions of $6,135 to its 401(k) savings plan on behalf of Mr. Gilbert.

Other than Mr. Levan and Mr. Abdo, executive officers of BankAtlantic Bancorp, Inc. and its subsidiaries do not have significant executive responsibilities with respect to key policy decisions of the Company.

OPTIONS/SAR GRANTS

During the year ended December 31, 2002, there were no individual grants of stock options to the named executives in the Compensation Table pursuant to the Company's Stock Option Plan. The Company has not granted and does not currently grant stock appreciation rights.

The following table sets forth information concerning individual grants of stock options by BankAtlantic Bancorp, Inc. to the named executives in the Summary Compensation Table pursuant to the stock option plans of BankAtlantic Bancorp, Inc. during the year ended December 31, 2002. BankAtlantic Bancorp, Inc. has not granted and does not currently grant stock appreciation rights.

                                                                                       POTENTIAL REALIZABLE
                     NUMBER OF      % OF TOTAL                                           VALUE AT ASSUMED
                    SECURITIES       OPTIONS         EXERCISE                         ANNUAL RATES OF STOCK
                    UNDERLYING      GRANTED TO        PRICE                           PRICE APPRECIATION FOR
                      OPTIONS      EMPLOYEES IN        PER         EXPIRATION            OPTION TERM (2)
       NAME           GRANTED      FISCAL YEAR        SHARE           DATE             5%              10%
       ----           -------      -----------        -----           ----             ---             ---
                         #              %               $                               $               $
Alan B. Levan          60,000          7.9            11.18         3/4/2012         421,863       1,069,082
John E. Abdo           40,000          5.3            11.18         3/4/2012         281,242         712,722
Glen R. Gilbert        15,000          2.0            11.18         3/4/2012         105,465         267,270

----------

(1) All option grants are to acquire shares of BankAtlantic Bancorp, Inc. Class A Common Stock. All options granted in 2002 vest in 2007.

(2) Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts under these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of BankAtlantic Bancorp's stock price.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUE TABLE

The following table sets forth as to each of the named executives in the Compensation Table information with respect to the number of shares of the Company's Class B Common Stock acquired upon exercise of options during 2002 and underlying unexercised options at December 31, 2002.

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                    NUMBER OF        VALUE          OPTIONS AT 12/31/2002          ON 12/31/2002 (1)
                      SHARES        REALIZED        ---------------------          -----------------
                   ACQUIRED OR        UPON
      NAME          EXERCISED      EXERCISE     EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
      ----          ---------      --------     -----------   -------------    -----------    -------------
                          #            $          #              #              $                  $
Alan B. Levan             --            --       1,270,407        75,000         3,478,628         --
John E. Abdo              --            --       1,350,000        75,000         3,831,225         --
Glen R. Gilbert       20,000       122,665         122,500        10,000           155,705         --

(1) Based upon a price of $5.75, which was the price of the last sale as reported by the OTC Market Report for 2002.

The following table sets forth as to each of the named executives in the Compensation Table information with respect to the number of shares of BankAtlantic Bancorp, Inc. Class A

Common Stock acquired upon exercise of options during 2002 and underlying unexercised options at December 31, 2002.

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                    NUMBER OF        VALUE          OPTIONS AT 12/31/2002          ON 12/31/2002 (1)
                      SHARES        REALIZED        ---------------------          -----------------
                   ACQUIRED OR       UPON
      NAME          EXERCISED      EXERCISE     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
      ----          ---------      --------     -----------   -------------   -----------   -------------
                         #             $           #              #                $              $
Alan B. Levan           --             --        1,109,939       253,983        6,698,844       795,697
John E. Abdo            --             --          532,962       169,000        3,341,442       475,221
Glen R. Gilbert         --             --               --        27,500               --        69,532

(1) Based upon a fair market value of $9.45 at December 31, 2002, which was the closing price for BankAtlantic Bancorp, Inc. Class A Common Stock as reported on the New York Stock Exchange on December 31, 2002.

LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE

The Company has made available a profit-sharing plan to all of its employees (which does not include employees of BankAtlantic Bancorp, Inc. who are not employees of the Company) who meet certain minimum requirements. The Company is not required to make any contribution and the amount of the Company's contribution is determined each year by the Board of Directors. It requires a uniform allocation to each employee of 0% to 15% of compensation, with the maximum compensation considered being $50,000. Vesting is in increments over a 6-year period to 100%. Alan B. Levan and Glen R. Gilbert are 100% vested. John
E. Abdo is 40% vested. During 2002, the accounts for each of the above named individuals were credited with a $6,288 contribution.

STOCK PERFORMANCE GRAPH AND COMPENSATION COMMITTEE REPORT

Notwithstanding contrary statements set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, the Stock Performance Graph and the Compensation Committee Report set forth below shall not be incorporated by reference into such filings.

STOCK PERFORMANCE GRAPH

The following graph provides an indicator of cumulative total stockholder returns for the Company as compared with the Wilshire 5000 Total Market Index and the NASDAQ Bank Index:

                              [LINE GRAPH OMITTED]

                               12/31/1997   12/31/1998    12/31/1999   12/31/2000   12/31/2001    12/31/2002
                               ----------   ----------    ----------   ----------   ----------    ----------
BFC Financial Corporation         100            65           30           22           58            57
Wilshire 5000 Total Market        100           122          149          131          115            90
NASDAQ Bank Index                 100            88           81           93          102           107

*Assumes $100 invested on December 31, 1997.

                          COMPENSATION COMMITTEE REPORT

During 2002, Mr. Pertnoy, a non-employee director served on the Compensation Committee. Currently, Messrs. Pertnoy, Holzmann and Sterling, all non-employee directors, serve on the Compensation Committee. The Compensation Committee provided the following report on executive compensation.

EXECUTIVE OFFICER COMPENSATION

The Compensation Committee of BFC Financial Corporation met to consider the appropriate compensation package to recommend to the Board of Directors for the Chairman and President, Alan B. Levan and Glen R. Gilbert and John E. Abdo. At the meeting the following elements were considered:

Executive Compensation Policy - The Company's overall compensation philosophy is to retain quality personnel, which is critical to both the short-term and long-term success of the Company. In order to implement that philosophy, the Company's approach to base compensation is to offer competitive salaries in comparison to market practices.

General - During 2002 base salaries and other compensation for Mr. Levan, Mr. Abdo and Mr. Gilbert were increased by 4%. Bonuses were paid for 2002 to compensate executives based on the Company's profitability and the achievement of individual and corporate goals. In deciding compensation levels, cost of living, market compensation levels and general trends in the labor market were considered and available market information was used as a frame of reference for annual salary adjustments.

Stock Options -No Company stock options were granted to executive officers during 2002. As indicated, options to acquire BankAtlantic Bancorp, Inc. shares were granted to Messrs. Levan, Abdo and Gilbert by the BankAtlantic Bancorp, Inc. Stock Option Committee based on contributions to BankAtlantic Bancorp, Inc. and its subsidiaries including Levitt Corporation. The Compensation Committee was aware of and took into account the options in considering the executives' overall compensation. When granted by the Company options are awarded based on an assessment of an employee's contribution to the success and growth of the Company. Grants of stock options are based on the level of an executive's position with the Company and evaluation of the executive's past and expected performance, the number of outstanding and previously granted options and discussions with the executive.

CEO Compensation - In evaluating the performance of the Chief Executive, Mr. Levan, the Compensation Committee considered the Company's financial condition and 2002 results. In its review of the Company's financial condition and 2002 results, the Compensation Committee noted the 11% increase in income before income taxes, minority interest, extraordinary items and cumulative effect of a change in accounting principle for the 2002 fiscal year. Also noted was the Company's increased size, an increase of 16% in total assets. The Compensation Committee also considered that Mr. Levan spends considerable effort and attention in connection with the operations of BankAtlantic Bancorp, Inc. and its subsidiaries and that the performance of those entities has been a substantial factor in the success of the Company. In 2002, BankAtlantic Bancorp's net income increased $50.3 million from $32.2 million in 2001. Additionally, the Compensation Committee considered the quantitative and qualitative effects on the Company and BankAtlantic Bancorp and it subsidiaries of the acquisition of Community Savings Bankshares, the acquisition of certain of the assets and related liabilities of Gruntal & Co., and the acquisition of a significant interest in Bluegreen Corporation. In arriving at his BFC compensation level, the Compensation Committee also considered the fact that BankAtlantic and its subsidiaries also compensate Mr. Levan.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation for the deduction limit if certain requirements are met. The Compensation Committee believes that it is generally in the Company's best interest to attempt to structure performance-based compensation, restricted stock awards and bonuses to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute's requirements. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet
Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Compensation Committee expressly reserves the authority to approve non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties regarding the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under
Section 162(m) does in fact do so.

Earl Pertnoy, Oscar Holzmann and Neil Sterling submitted the above report.

                             AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934 except to the extent the Company specifically incorporates this Audit Committee Report by reference.

The Charter of the Audit Committee of the Board of Directors, as adopted on February 3, 2003, specifies that the Committee is to assist the Board of Directors in fulfilling its oversight of the Company's accounting and financial reporting principles, policies and internal audit, controls and procedures, financial statements and the independent audit thereof, the selection, evaluation and, where appropriate, replacement of the outside auditor, and the evaluation of the independence of the outside auditor. During 2002, Mr. Pertnoy, a non-employee director, served on the Committee. Currently, Messrs. Pertnoy, Holzmann and Sterling, all non-employee directors, serve on the Audit Committee. The Company's Board of Directors has adopted a written charter for the Committee, a copy of which is attached as Appendix A.

The Company's management is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting process, including the system of internal control, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations. The Company's independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility as the Audit Committee is to monitor and review these processes. However, the Committee is not comprised of professionals engaged in the practice of accounting or auditing, including, without limitation, auditor independence. The Committee must rely, without independent verification, on the information provided to it and on the representations made by management and the independent auditors. Accordingly, although the Committee consults with and discusses these matters and its questions and concerns with management and the Company's independent auditors, its oversight can not provide an independent basis to assure that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures consistent with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions can not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

In this context, the Committee held four meetings during the year ended December 31, 2002. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, and the Company's independent auditors for the fiscal year ended December 31, 2002, KPMG LLP ("KPMG"). The Committee discussed with the Company's independent auditors their overall scope and plans. The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2002 with management and KPMG.

The Committee has also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Committee's discussions also included a discussion of the background and experience of the KPMG audit managers assigned to the Company and the quality control procedures established by KPMG.

The Company's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence from the Company. When considering KPMG's independence, the Committee was advised that KPMG did not provide the Company with any services beyond those rendered in connection with their audit and review of the Company's consolidated financial statements. The Committee did note however that KPMG provided services to BankAtlantic Bancorp beyond those rendered in connection with their audit and review of BankAtlantic Bancorp's financial statements. The Committee also reviewed, among other things, the amount of fees paid to KPMG directly by the Company for audit services as well as the amounts paid to KPMG for audit and non-audit services by BankAtlantic Bancorp, both separately and in the aggregate, as these amounts were included in the Company's consolidated financial statements, as well as the nature of the non-audit services provided to BankAtlantic Bancorp.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2002 be included in the Company's Annual Report on Form 10-K.

On January 6, 2003, the Company dismissed KPMG as its independent public accountants effective upon completion of the audit of the fiscal year ended December 31, 2002. KPMG served as independent accountants through the filing of all required reports covering operations for fiscal year 2002, including the Annual Report on Form 10-K for the year ended December 31, 2002. The decision to change accountants was approved by the Committee.

The reports of KPMG on the financial statements for the past two years ended December 31, 2002 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that it was noted that the Company changed its method of accounting for derivative instruments and hedging activities in 2001 and for goodwill and intangible assets and for gains and losses on the extinguishment of debt in 2002. Additionally, in 2002 diluted earnings per share were restated to include the proportionate share of a subsidiary's diluted income attributable to potential common shares.

In connection with its audits for the two most recent fiscal years ended December 31, 2002 and 2001, and through January 6, 2003, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such years and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Committee engaged PricewaterhouseCoopers as the Company's principal independent public accountants effective as of January 1, 2003. During the two most recent fiscal years and through January 6, 2003, the Company did not consult with PricewaterhouseCoopers regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Oscar Holzmann, Earl Pertnoy, and Neil Sterling submitted the above report.

AUDIT FEES

Audit Fees - The aggregate fees for professional services rendered by KPMG in connection with their audit of the Company's consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for the 2002 fiscal year were approximately $92,000. No other fees were paid to KPMG by the Company for other services during 2002.

KPMG also served as independent auditor for BankAtlantic Bancorp, Inc. The aggregate fees for professional services rendered by KPMG to BankAtlantic Bancorp, Inc. in connection with its audit of BankAtlantic Bancorp's consolidated financial statements, the financial statements of its subsidiaries and reviews of the consolidated financial statements included in their Quarterly Reports on Form 10-Q for the 2002 fiscal year were approximately $878,400.

All Other Fees - The aggregate fees for all other services rendered by KPMG in the 2002 fiscal year to BankAtlantic Bancorp, Inc. were approximately $628,600 and can be sub-categorized as follows:

      o Attestation Fees - The aggregate fees for attestation services rendered by KPMG for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures, due diligence pertaining to acquisitions and consultation on accounting standards or transactions were approximately $374,100.

      o Other Fees - The aggregate fees for all other services, such as consultation related to tax planning and compliance, improving business and operational processes and regulatory matters, rendered by KPMG in the 2002 fiscal year were approximately $254,500.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Alan B. Levan, President and Chairman of the Board of the Company also serves as Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp and BankAtlantic. Alan B. Levan is also Chairman of the Board of Bluegreen Corporation and Levitt Corporation.

John E. Abdo, Vice Chairman of the Board of the Company also serves as Vice Chairman of the Board of Directors of BankAtlantic Bancorp and BankAtlantic and is a director and President of Levitt Corporation, a wholly owned subsidiary of BankAtlantic Bancorp. John E. Abdo is also Vice Chairman of the Board of Bluegreen Corporation.

Glen R. Gilbert, Executive Vice President of the Company also serves as Executive Vice President of Levitt Corporation.

During 1998, Levitt Corporation entered into an agreement with the Abdo Companies, Inc., a company in which Mr. Abdo is the principal shareholder and Chief Executive Officer, whereby Abdo Companies receives monthly management and use of office space fees from Levitt Corporation. Levitt Corporation also pays the Company for accounting, general and administrative services provided to it. The amounts paid may not be representative of the amount that would be paid in an arms-length transaction. For the year ended December 31, 2002 management fees were paid by Levitt Corporation to the Abdo companies in the amount of $291,000, from Levitt Corporation to the Company in the amount of $170,000 and from other affiliates to the Company in the aggregate amount of $41,000.

The Company paid BankAtlantic approximately $67,000 during 2002 for office space used by the Company in BankAtlantic's headquarters and for miscellaneous administrative and other related expenses. BankAtlantic provided certain administrative services in 2002, without receipt of payment for such services, to Bluegreen Corporation, a public company whose stock is traded on the New York Stock Exchange, and in which BankAtlantic Bancorp, Inc. has an approximately 40% interest.

During 1999 and 2000, the Company (without consideration of BankAtlantic Bancorp) acquired interests in unaffiliated technology entities. During 2000 and 2001, the Company's interests in the technology entities were transferred at the Company's cost to specified asset limited partnerships. Subsidiaries of the Company are the controlling general partners of these venture partnerships, and therefore, they are consolidated in the financial statements of the Company. Interests in such partnerships were sold in 2000 and 2001 to accredited investors in private offerings. During 2000, approximately $5.1 million of capital was raised by these partnerships from unaffiliated third parties, as well as officers, directors and affiliates of the Company who invested approximately $4.4 million in the partnerships. The Company and the general partners retained ownership interests of approximately $1.8 million. Additionally, during 2001, approximately $895,000 of capital was raised from unaffiliated third parties by one of these partnerships and officers, directors and affiliates of the Company invested approximately $1.3 million in the partnership. The Company and the general partners retained ownership interests of approximately $3.8 million increasing the Company's total investment in these partnerships to an aggregate of $5.6 million. Of the $1.3 million, invested by officers, directors and affiliates, Alan B. Levan and John
E. Abdo each borrowed $500,000 from the Company on a recourse basis and Glen R. Gilbert, Executive Vice President, and Earl Pertnoy, a director of the Company each borrowed $50,000 on a non-recourse basis to make their investments. Such amounts were still outstanding at the end of the year (except for John E. Abdo's $500,000 loan which is discussed below), bear interest at the prime rate plus 1% and are payable interest only annually with the entire balance due in February 2006. After the limited partners receive a specified return from the partnerships, the general partners are entitled to receive 20% of all cash distributions from the partnerships. The general partners are limited liability companies of which the members are: BFC Financial Corporation - 57.5%, John E. Abdo - 13.75%; Alan B. Levan - 9.25%; Glen R. Gilbert - 2.0% and John E. Abdo, Jr. - 17.5%. At December 31, 2002, the Company's net investment in these partnerships was $2.4 million.

On July 16, 2002, John E. Abdo borrowed $3.5 million from the Company on a recourse basis and paid off his existing $500,000 loan due to the Company. The $3.5 million loan bears interest at the prime rate plus 1%, requires monthly interest payments, is due on demand and is secured by 1,019,564 shares of BFC Class A Common Stock and 370,750 shares of BFC Class B Common Stock.

During 1999, the Company entered into an agreement with John E. Abdo, Jr., son of John E. Abdo, a Director and Vice Chairman of the Board. Pursuant to the agreement, the Company will pay to John E. Abdo, Jr. an amount equal to 1% of the amount of the Company's investment in venture capital investments identified by him for the Company and will grant him a profit participation of 3 1/2% of the net profit realized by the Company through his interest in the general partner of the venture partnership that holds the identified investment. Additionally, the Company pays him an expense allowance of $300 per month. During 2002, the Company paid John E. Abdo, Jr. expense allowances of $3,600 pursuant to the agreement.

An affiliated limited partnership, BankAtlantic Bancorp and affiliates of the Company are investors in a privately held technology company located in Boca Raton, Florida. The affiliated limited partnership invested $2 million in 219,300 shares of the privately held technology company's common stock, which shares were acquired in October 2000 at a price per share of $9.12. BankAtlantic Bancorp invested $15 million in 3,033,386 shares of the technology company's common stock in cash and by issuance to the technology company of 748,000 shares of BankAtlantic Bancorp Class A Common Stock. BankAtlantic Bancorp's shares in the technology company were acquired in October 1999 at an average price per share of $4.95. Both Alan B. Levan and John E. Abdo joined the Board of the technology company. Mr. Alan B. Levan owns or controls direct and indirect interests in an aggregate of 286,709 shares of the technology company common stock, purchased at an average price per share of $8.14 and Mr. John E. Abdo owns or controls direct and indirect interests in an aggregate of 368,408 shares of the technology company common stock purchased at an average price per share of $7.69. Jarett Levan, a director of BankAtlantic Bancorp and Senior Vice President of BankAtlantic, has an indirect ownership interest in an aggregate of 350 shares of such common stock, and Bruno DiGiulian, a director of BankAtlantic Bancorp, has an indirect ownership interest in 1,754 shares of such common stock. The Company and its affiliates collectively own approximately 7% in the technology company's outstanding common stock. The technology company also served as an Application Service Provider ("ASP") for BankAtlantic Bancorp for one customer service information technology application. This ASP relationship was in the ordinary course of business, and fees aggregating approximately $155,000 were paid by BankAtlantic Bancorp to the technology company for its services during the year ended December 31, 2002. The ASP relationship was terminated effective September 2002. During 2001, Mr. Levan and Mr. Abdo resigned from the Board of Directors of the technology company and initiated a lawsuit on behalf of the Company and others against the founder of the technology company, personally, regarding his role in the technology company. The Company, BankAtlantic Bancorp and other owners in the technology company who are parties to the lawsuit will share in the legal fees incurred in connection with the litigation and in any recovery in proportion to their respective interests. In early 2003, the technology company initiated a lawsuit against BankAtlantic Bancorp seeking to have a restrictive legend on its BankAtlantic Bancorp's Class A Common Stock removed.

The Company has a 49.5% interest and affiliates and third parties have a 50.5% interest in a limited partnership formed in 1979, for which the Company's Chairman serves as the individual general partner. The partnership's primary asset is real estate subject to net lease agreements. During 2002, the Company received operating distributions of approximately $25,000 and Alan B. Levan, as the individual general partner, received operating distributions of approximately $14,860 from the partnership.

Florida Partners Corporation owns 133,314 shares of the Company's Class B Common Stock and 366,615 shares of the Company's Class A Common Stock. Alan B. Levan may be deemed to beneficially hold such shares by virtue of the fact that he is principal shareholder of Florida Partners, and is an officer and a member of the Board of Directors of Florida Partners Corporation. Glen R. Gilbert, Executive Vice President and Secretary of the Company holds similar positions at Florida Partners Corporation.

BankAtlantic and Levitt Corporation utilized certain services of Ruden, McClosky, Smith, Schuster & Russell, P.A. ("Ruden, McClosky"), a law firm to which Bruno DiGiulian, a director of BankAtlantic Bancorp, is of counsel. Fees aggregating $1.0 million were paid to Ruden, McClosky by BankAtlantic and Levitt Corporation during the year ended December 31, 2002. Ruden, McClosky also represents Alan B. Levan and John E. Abdo with respect to certain other business interests.

Alan B. Levan, John E. Abdo and Jarett Levan have investments or are partners in real estate joint ventures with developers, which developers, in connection with other ventures, have loans from BankAtlantic or are partners in joint ventures with Levitt Corporation. Certain of the Company's executive officers have independently made investments with their own funds in both public and private entities in which the Company holds investments.

Certain officers of Levitt Corporation or its subsidiaries have minority ownership interests in joint venture partnerships in which Levitt is also a limited or general partner.

The BankAtlantic Foundation is a non-profit foundation established by BankAtlantic. During 2002, the Foundation made donations aggregating $350,000, including $50,000 to the Broward Community College Foundation, $15,000 to the Florida Grand Opera, $8,320 to the Leadership Broward Foundation, $4,250 to ArtServe, $3,000 to the Broward Performing Arts Foundation and $2,500 to the Boys & Girls Club of Broward. Alan B. Levan sits on the Boards of the Broward Community College Foundation and the Florida Grand Opera, Jarett Levan sits on the Boards of the Leadership Broward Foundation and ArtServe, John E. Abdo is President of the Board of the Broward Performing Arts Foundation and Charlie C. Winningham, II is on the Board of the Boys & Girls Club of Broward.

During 2002, Jarett Levan, a director of BankAtlantic and son of director, president and CEO Alan B. Levan, was employed by BankAtlantic as Senior Vice President/Alternative Delivery Systems and was paid annual compensation of $181,313 for his services. Alan B. Levan's daughter, Shelley Levan Margolis, served as executive director of the BankAtlantic Foundation during the year 2002, receiving annual compensation of $104,823 for such year.

              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

On April 15, 2003, the holders of outstanding shares of Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast, including the holders of a majority of the shares of Class B Common Stock voting as a separate class, approved an Amendment to the Company's Articles of Incorporation by written consent in lieu of a meeting. Pursuant to the Amendment, once the number of outstanding shares of Class B Common Stock falls below 500,000 shares, the per share voting power of the Class A Common Stock and the Class B Common Stock will be identical and each will entitle the holder to one vote for each share held. The Amendment also makes corresponding clerical changes to the Articles of Incorporation for purposes of consistency but the other terms of the Class A Common Stock and Class B Common Stock are not affected by the Amendment.

As of April 15, 2003, the Company had 6,476,999 shares of Class A Common Stock and 2,362,365 shares of Class B Common Stock issued and outstanding. Approval of the Amendment required the approval of the holders of Class A Common Stock and Class B Common Stock voting together without regard to class and required the approval of the holders of Class B Common Stock voting as a separate class. Each holder of Class A Common Stock was entitled to one vote for each share held, with all holders of Class A Common Stock possessing in the aggregate 22% of the total voting power. Holders of Class B Common Stock, having the remaining 78% of the total voting power, were entitled to 9.720727 votes for each share held under the terms of the Company's Articles of Incorporation.

THE APPROVAL OF THE AMENDMENT BY THOSE SHAREHOLDERS WAS SUFFICIENT TO APPROVE THE AMENDMENT UNDER THE APPLICABLE PROVISIONS OF FLORIDA LAW AND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS. NO ACTION BY THE OTHER HOLDERS OF CLASS A COMMON STOCK OR CLASS B COMMON STOCK IS REQUIRED TO APPROVE THE AMENDMENT, AND THE COMPANY IS NOT SEEKING YOUR APPROVAL OF THE AMENDMENT.

The complete text of the Amendment is set forth in full in the Articles of Amendment attached as Appendix B. This summary of the contents and effect of the Amendment should be read in conjunction with, and is qualified in its entirety by reference to, the Amendment.

DESCRIPTION OF CHANGES TO THE CLASS A COMMON STOCK AND CLASS B COMMON STOCK

Except for the change described above, the Amendment will not change the present rights of the holders of Class A Common Stock or Class B Common Stock.

REASONS FOR THE AMENDMENT

The Company undertook to adopt the Amendment in connection with the Company's application for listing of the Class A Common Stock on the NASDAQ National Market. The Company believes that listing shares of the Company's Class A Common Stock on the NASDAQ National Market may make the Class A Common Stock more attractive to certain classes of investors and that greater interest in the Class A Common Stock may lead to increased trading volume and liquidity. In addition, the Company believes that listing shares of the Company's Class A Common Stock on the NASDAQ National Market may enhance the Company's flexibility to issue shares of Class A Common Stock for financing and acquisitions.

POSSIBLE NEGATIVE EFFECTS OF THE AMENDMENT

Currently, the Articles of Incorporation provide that the Class B Common Stock will not represent less than 47.0% of the total voting power of the Class A Common Stock and Class B Common Stock regardless of the number of shares of Class B Common Stock outstanding. As a result of the Amendment, once the number of outstanding shares of Class B Common Stock falls below 500,000 shares, the per share voting power of the Class A Common Stock and the Class B Common Stock will be the same and, accordingly, the Class B Common Stock in the aggregate will no longer be entitled to 47.0% of the total voting power of the Class A Common Stock and Class B Common Stock.

The Amendment is not intended to have any anti-takeover effect. However, the current fixed voting percentages of the Class A Common Stock and Class B Common Stock make a sale or transfer of control or removal of incumbent directors unlikely without the concurrence of the holders of the Class B Common Stock. Further, the Company's Articles of Incorporation and Bylaws currently contain provisions that could have anti-takeover effects. These provisions include, without limitation: (i) the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval, (ii) the division of the Company's Board of Directors into three classes of directors with three-year staggered terms, and (iii) certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

The Company also has a shareholders' rights plan, commonly referred to as a "poison pill," which is intended to cause substantial dilution to a person or group who attempts to acquire the Company on terms that the Company's Board of Directors has not approved. The existence of the shareholders' rights plan could make it more difficult for a third party to acquire a majority of the Class B Common Stock without the consent of the Company's Board of Directors.

EFFECT ON MARKET PRICE

The market price of the Company's Class A Common Stock and Class B Common Stock depends on many factors including, among others, the future performance of the Company and its subsidiaries (including BankAtlantic Bancorp, Inc.), general economic and market conditions and conditions relating to financial institutions generally. Many of these factors are beyond the Company's control, and the Company cannot predict the prices at which the Class A Common Stock or the Class B Common Stock will trade. There is no assurance that the Amendment or the listing of shares of the Company's Class A Common Stock on the NASDAQ National Market will have a positive effect, or will not have an adverse effect, on the marketability or market value of the Company or its Common Stock.

EFFECTIVENESS OF THE AMENDMENT; CERTIFICATES

The Company intends to file the Articles of Incorporation, substantially in the form attached as Appendix B, with the Office of the Secretary of State of the State of Florida on or about April 16, 2003. The Amendment will become effective immediately upon the filing of the Articles of Amendment with the Office of the Secretary of State.

Shareholders should retain all certificates representing their shares of Class A Common Stock or Class B Common Stock (and should not send such certificates to the Company or the Company's transfer agent) because it will not be necessary to issue new certificates in connection with the Amendment and the currently outstanding certificates will continue to represent shares of the Company's Class A Common Stock or Class B Common Stock, as applicable, following the filing of the Articles of Amendment.

DISSENTER'S APPRAISAL RIGHTS

Pursuant to Section 607.1320 of the Florida Business Corporation Act, a holder of Class B Common Stock (a "Class B Common Shareholder") may dissent and elect to receive the fair value of such shareholder's shares as of the day prior to the date on which the Amendment was approved by written consent, without including the incremental value or the diminution in value, if any, arising in anticipation of the effectiveness of the Amendment, judicially determined and paid. Holders of Class A Common Stock do not have appraisal rights with respect to the Amendment. In order to perfect such shareholder's appraisal rights, a dissenting shareholder (a "Dissenting Shareholder") must fully comply with the statutory procedures of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act summarized below. Such Sections are attached as Appendix C. Holders of Class B Common Stock are urged to read such Sections in their entirety and to consult with their legal advisors. Each holder of Class B Common Stock who may desire to assert appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard may cause a forfeiture of any appraisal rights.

To exercise appraisal rights, a Dissenting Shareholder must satisfy the following conditions:

      1. Within ten days after the Amendment was approved by written consent, the Company shall give written notice of the authorization of the Amendment to each holder of Class B Common Stock who did not consent in writing to the Amendment.

      2. Within twenty days after the giving of the foregoing notice by the Company, each Dissenting Shareholder who elects to dissent shall file with the Company a notice of such election, stating such shareholder's name and address, the number, class and series of shares as to which he dissents and a demand for payment of the fair value of such shareholder's shares. Any Dissenting Shareholder failing to file such election to dissent within the period set forth shall lose the right to dissent from the Amendment. Any holder of Class B Common Stock filing an election to dissent shall deposit the certificate(s) representing such shareholder's shares with the Company simultaneously with the filing of the election. The Company may restrict the transfer of such shares from the date the election to dissent is filed.

      3. Upon filing a notice of election to dissent, the Dissenting Shareholder shall thereafter be entitled only to payment pursuant to the procedure set forth herein and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the Dissenting Shareholder at any time before an offer is made by the Company, as provided below, to pay for such shareholder's shares. However, the right of the Dissenting Shareholder to be paid the fair value of such shareholder's shares shall cease, and he shall be reinstated to have all rights as a shareholder as of the filing of such shareholder's notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the Company, the fair value thereof in cash as determined by the Company as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

            a. Such demand is withdrawn as provided;

            b. The Company rescinds the Amendment or the Company's shareholders revoke their approval by written consent of the Amendment;

            c. No demand or petition for the determination of fair value by a court has been made or filed within the required time; or

            d. A court of competent jurisdiction determines that such Dissenting Shareholder is not entitled to the relief as provided herein.

      4. Within ten days after the expiration of the period in which the holders of Class B Common Stock may file their notices of election to dissent, or within ten days after the date on which the Amendment becomes effective, whichever is later (but in no event later than ninety days after the Amendment was approved by written consent), the Company shall make a written offer to each Dissenting Shareholder who has made demand as herein provided to pay for such shares at a specified price deemed by the Company to be the fair value thereof. If the Amendment has not become effective within the ninety days after the approval by written consent thereof, the offer may be conditioned upon such effectiveness. Such offer is to be accompanied by (i) a balance sheet of the Company as of the latest available date (not more than twelve months prior to the making of an offer), and (ii) a profit and loss statement of the Company for the twelve-month period ended on the date of such balance sheet.

      5. If, within thirty days after the making of such offer, the Dissenting Shareholder accepts the same, payment for the shares of that Dissenting Shareholder is to be made within ninety days after the making of such offer or the effective date of the Amendment, whichever is later. Upon payment of the agreed value, the Dissenting Shareholder shall cease to have any interest in such shares.

      6. If the Company fails to make such an offer, or if it makes such an offer and any Dissenting Shareholder fails to accept the offer within the thirty day period thereafter, then the Company, within thirty days after receipt of written demand from any Dissenting Shareholder given within sixty days after the effective date of the Amendment, shall, or, at its election within such sixty day period may, file an action in any court of competent jurisdiction in Broward County, Florida, requesting that the fair value of such shares be determined. The court's jurisdiction shall be plenary and exclusive. If the Company fails to institute such proceeding within the above-prescribed period, any Dissenting Shareholder may do so in the name of the Company. All Dissenting Shareholders, wherever residing, will be made parties to the proceedings as an action against their shares. A copy of the initial pleading will be served on each Dissenting Shareholder. All Dissenting Shareholders who are proper parties to the proceeding as determined by the court are entitled to judgment against the Company for the amount of the fair value of their shares, as well, as at the discretion of the court, an allowance for interest at such rate as the court may find fair and equitable. The Company shall pay each Dissenting Shareholder the amount found to be due to him within ten days after final determination of the proceedings.

      7. The court may, if it elects, appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value.

      8. The judgment of the court is payable only upon and concurrently with the surrender to the Company of the certificate(s) representing the shares. Upon payment of the judgment, the Dissenting Shareholder ceases to have any interest in such shares.

      9. The costs and expenses of the proceeding are determined by the court and assessed against the Company, except that all or any part of such costs and expenses may be apportioned and assessed against any or all of the Dissenting Shareholders who are parties to the proceeding and to whom the Company has made an offer to pay for their shares, if the court finds their refusal to accept such offer to have been arbitrary, vexatious or not in good faith. Expenses include reasonable compensation for, and expenses of, appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the value of shares, as determined by the court, materially exceeds the amount that the Company offered to pay for the shares, then the court may, in its discretion, award to any Dissenting Shareholder who is a party to the proceedings such sum as the court may determine to be reasonable compensation to any expert(s) employed by the Dissenting Shareholder in the proceeding.

      10. Successful assertion by holders of Class B Common Stock of their dissenters' appraisal rights is dependent upon compliance with the requirements described above. Non-compliance with any provision may result in failure to perfect those rights and the loss of an opportunity to receive payment for shares pursuant to an appraisal.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING ASSERTING APPRAISAL RIGHTS ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

                       APPOINTMENT OF INDEPENDENT AUDITORS

PricewaterhouseCoopers has been selected by the Audit Committee of the Board of Directors to serve as the Company's independent certified public accountants for the fiscal year ending December 31, 2003. KPMG acted as the Company's independent public accountants for the year ended December 31, 2002 and through the filing of all required reports covering operations for fiscal year 2002, including the Annual Report on Form 10-K for the year ended December 31, 2002. The Audit Committee of the Board of Directors dismissed KPMG on January 6, 2003, and engaged the services of PricewaterhouseCoopers as the Company's new independent certified public accountants for the fiscal year ending December 31, 2003, effective January 1, 2003.

The reports of KPMG on the financial statements for the past two years ended December 31, 2002 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that it was noted that the Company changed its method of accounting for derivative instruments and hedging activities in 2001 and for goodwill and intangible assets and for gains and losses on the extinguishment of debt in 2002. Additionally, in 2002 diluted earnings per share were restated to include the proportionate share of a subsidiary's diluted income attributable to potential common shares.

In connection with its audits for the two most recent fiscal years ended December 31, 2002 and 2001, and through the date of this Proxy Statement, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such years and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the two most recent fiscal years and through January 7, 2003, the Company did not consult with PricewaterhouseCoopers regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders. Representatives of KPMG will be invited to be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

                                OTHER INFORMATION

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

Recent changes in the regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit the Company to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances, unless otherwise requested. This practice is known as "householding." If a shareholder sharing an address who now receives only one copy of the Company's annual report and proxy statement per household wishes to receive separate copies of these materials, then the shareholder should contact BFC Financial Corporation, Investor Relations, P.O. Box 5403, Fort Lauderdale, FL 33310-5403 by mail or by calling (954) 760-5200. If a shareholder of record sharing an address who currently receives multiple copies of the Company's annual report and proxy statement wishes to receive only one copy of these materials per household in the future, then the shareholder should also contact BFC Financial Corporation, Investor Relation, by mail or telephone as instructed above.

SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

Shareholders' proposals intended to be presented at the 2004 Annual Meeting must be received by the Company no later than December 31, 2003, for inclusion in the Company's proxy statement and form of proxy for that meeting.

EXPENSES OF SOLICITATION

The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are first being mailed to shareholders of record at the close of business on March 26, 2003.

OTHER BUSINESS

The Board of Directors of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with their judgment.

INCORPORATION BY REFERENCE

The Company is allowed to "incorporate by reference" certain information into this Proxy Statement. The information incorporated by reference is deemed to be a part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. The information incorporated by reference is an important part of this Proxy Statement. The Company incorporates by reference into this Proxy Statement the following information from the Company's Annual Report on Form 10-K for the year ended December 31, 2002:

      o The Company's financial statements for the year ended December 31, 2002 and the notes and accountant's report thereto;

      o The Company's supplementary financial information (Item 302 of Regulation S-K);

      o The Company's management's discussion and analysis of financial condition and results of operations (Item 303 of Regulation S-K);

      o The Company's changes in and disagreements with accountants on accounting and financial disclosure (Item 304 of Regulation S-K); and

      o The Company's quantitative and qualitative disclosures about market risk (Item 305 of Regulation S-K).

The Company's Annual Report on Form 10-K for the year ended December 31, 2002 is being delivered to you with this Proxy Statement (other than exhibits which are not specifically incorporated by reference herein).

              * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                          By Order of the Board of Directors


                                          /s/ Glen R. Gilbert

                                          Glen R. Gilbert
                                          Secretary

April 17, 2003

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER
                                       OF
                            BFC FINANCIAL CORPORATION

I.    Purpose

      The primary function of the Audit Committee is to assist the Board of Directors (i) in its oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures,
(ii) in its oversight of the Company's financial statements and the independent audit thereof, (iii) in selecting, evaluating and, where appropriate, replacing the outside auditor, and (iv) in evaluating the independence of the outside auditor.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with accounting principles generally accepted in the United States. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations applicable to the Company. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (iii) representations made by management as to any non-audit services provided by the auditors to the Company.

II.   Composition

      The Audit Committee shall be comprised of at least three directors, each of whom shall not be an officer or employee of the Company or its subsidiaries, shall not have any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and shall otherwise be "independent," as defined by all applicable laws, rules and regulations. Furthermore, no member of the Audit Committee shall, directly or indirectly, accept any consulting, advisory, or other compensatory fee from the Company other than payment for service on the Board of Directors or any committees of the Board of Directors. All Audit Committee members shall be "financially literate," and, if required for the listing of the Company's securities on any national securities exchange or automated quotation system, at least one member of the Audit Committee shall be an "audit committee financial expert," as such terms are defined by all applicable laws, rules and regulations. Each member of the Audit Committee shall be appointed by the Board of Directors and the Board of Directors shall designate one member of the Audit Committee to serve as its Chairman.

III.  Authority

      The Audit Committee is granted the authority to conduct investigations into any matters within its scope of responsibilities. The Audit Committee is empowered to retain persons having special competence as necessary to assist the Audit Committee in fulfilling its responsibility including independent counsel, accountants, or other persons providing assistance in conducting an investigation. The Company shall provide appropriate funding, as determined by the Audit Committee, for compensation to the outside auditor and to any advisors that the Audit Committee may choose to engage.

IV.   Duties and Responsibilities

      The function of the Audit Committee is oversight. In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible to enable the Audit Committee to react to changing conditions and circumstances. The duties and responsibilities set forth below are intended to serve as a guide with the understanding that the Audit Committee may supplement or diverge from them as appropriate. In fulfilling its function, the Audit Committee shall have the following duties and responsibilities:

      - Oversee the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company.

      - Be responsible for the appointment and termination, compensation, and oversight of the work of the independent auditors.

      - Review and pre-approve both audit and non-audit services provided by the independent auditors and not engage the independent auditors to perform any non-audit services prohibited by applicable law, rule or regulation. The Audit Committee may establish policies and procedures for pre-approval and may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee shall inform the Board of Directors of its approval of any permitted non-audit services so that the Company may disclose such approval if appropriate.

      - Consult with management and the independent auditors regarding financial issues including, but not limited to, the adequacy of financial disclosures, major fluctuations or unusual circumstances noted in the financial statements, and the independent auditor's responsibilities for information in documents containing audited financial statements.

      - Review with management and its independent auditor the scope of services required by the audit, critical accounting policies and practices, and audit conclusions regarding significant accounting estimates and judgments.

      - Review with management and the independent auditor at the completion of each fiscal year the Company's annual financial statements and the related footnotes, the independent auditor's audit of the financial statements and its report thereon, any significant changes in the independent auditor's audit plan, any substantial difficulties or disputes encountered during the course of the audit, and any other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

      - Review and discuss all critical accounting policies and practices to be used and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor and confer with management and the independent auditor on all significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects on the financial statements of alternative methods permitted by generally accepted accounting principles.

      - Review with management and the independent auditor all financial reports filed with the Securities and Exchange Commission or any other regulatory agency or entity.

      - Consider with management and its independent auditor their assessments of the integrity of the Company's financial reporting process (both internal and external) and the quality and adequacy of internal controls and disclosure controls and the resolution of identified material weaknesses and reportable conditions in internal controls or disclosure controls, including the prevention or detection of management override or compromise of the internal audit control system or disclosure controls.

      - Discuss with management the selection and termination of the independent auditor, any significant relationships the accountants have with the Company which may influence their independence and any significant disagreements between the independent auditor and management.

      - Oversee the internal audit function, including the planned audit work and results of the completed work, oversee internal audit's capacity to fulfill its responsibilities and assess the qualifications and experience level of the audit staff.

      - Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      - Prepare and maintain minutes and other records of Audit Committee meetings and distribute such minutes to committee members and non-committee directors.

      - Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934.

      - Prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

      - Report its activities to the full Board of Directors on a regular basis and make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

      - Review this Charter on an annual basis and recommend any proposed changes to the Board of Directors for approval.

      Additionally, the Audit Committee is to be the Board of Director's principal agent in assessing the independence of the Company's internal audit function and independent auditors. However, the opportunity for the independent auditors to meet with the Board of Directors as needed is not restricted. Further, the Audit Committee will approve the evaluation and compensation review, as well as the hiring and firing, of those responsible for the internal audit function.

V.    Independent Auditors

      The independent auditors for the Company are accountable to and must report to the Audit Committee. The Audit Committee has the authority and responsibility to select, evaluate and hire the independent auditors.

      The independent auditors shall submit to the Company annually a formal written statement delineating all relationships between the independent auditors and the Company ("Statement as to Independence"), addressing each non-audit service provided to the Company. The independent auditors shall also submit to the Company all material written communications between the independent auditors and management.

      The independent auditors shall submit to the Company annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company's annual financial statements and review of financial statements included in the Company's quarterly reports on Form 10-Q; (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under clause (i); (iii) professional services for tax compliance, tax advice, and tax planning; and (iv) products and services provided other than the services reported under clause (i), (ii) or (iii).

VI.   Meetings

      The Audit Committee shall meet at least four times per year, or more frequently if the Audit Committee deems necessary. The Audit Committee shall meet with the independent auditors and management on a quarterly basis to review the financials of the Company and the Company's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and discuss any other matters the Audit Committee deems appropriate.

                                   APPENDIX B

                                PROPOSED FORM OF
                            ARTICLES OF AMENDMENT TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            BFC FINANCIAL CORPORATION

      The Amended and Restated Articles of Incorporation, as amended, of BFC FINANCIAL CORPORATION, a Florida corporation (the "Corporation"), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act and such amendments are set forth as follows:

      1. Article IV shall be deleted in its entirety and is replaced in its stead with the following:

                                   "ARTICLE IV
                                  CAPITAL STOCK

      The Corporation is authorized to have outstanding three classes of capital stock designated Special Class A Common Stock, Class B Common Stock (previously designated Common Stock), and Preferred Stock.

      Special Class A Common Stock: The Corporation is authorized to issue 20,000,000 shares of Special Class A Common Stock at a par value of $.01 per share. The Special Class A Common Stock may be issued for time to time in one or more series in any manner permitted by law as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of the Special Class A Common Stock adopted by the Board of Directors pursuant to authority hereby vested in the Board, each series to be appropriately designated prior to the issuance of any shares thereof by some distinguishing letter number, or title. All shares of each series of Special Class A Common Stock shall be identical except as to the following relative rights and preferences as to which there may be variations between different series:

      1. the rate or manner of payment of dividends and the dates from which such dividends shall commence to accrue;

      2. whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

      3. the amount payable upon shares in the event of voluntary or involuntary liquidation;

      4. sinking fund provisions, if any, for the redemption or purchase of shares;

      5.    the terms and conditions, if any, on which shares may be converted;
            and

      6.    voting rights, if any.

      The designation of each particular series of Special Class A Common Stock and its terms in respect of the foregoing particulars shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, before any shares of such series are issued. The Board of Directors may from time to time increase the number of shares of any series of Special Class A Common Stock already created by providing that any unissued Special Class A Common Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Special Class A Common Stock already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof. The Board of Directors is hereby empowered to classify or reclassify any unissued Special Class A Common Stock by fixing or altering the terms thereof in respect of the above mentioned particulars and by assigning the same to an existing or newly created series from time to time before the issuance of such shares.

      Class B Common Stock: The Corporation is authorized to issue 20,000,000 shares of Class B Common Stock at a par value of $.01 per share.

      Preferred Stock: The Corporation is authorized to issue 10,000,000 shares of $.01 par value Preferred Stock. The Preferred Stock may be divided into and issued in series by the Board of Directors as set forth below.

      The Board of Directors is authorized to divide the Preferred Stock into series or classes having the relative rights, preferences and limitations as may from time to time be determined by the Board of Directors. Without limiting the foregoing, the Board of Directors is expressly authorized to fix and determine:

      1. The number of shares which shall constitute the series and the designation of such shares.

      2. The rate and the time at which dividends on that series shall be paid and whether, and the extent to which, such dividends shall be cumulative or noncumulative.

      3.    The right of the holders of the series to vote.

      4. The preferential rights of the holders upon liquidation or distribution of the assets of the Corporation.

      5. The terms upon which the holders of any series may convert their shares into any class or classes.

      6. The terms and conditions upon which the series may be redeemed and the terms and amount of any sinking fund or purchase fund for the purchase or redemption of that series."

      2. Section 3 of Article V shall be deleted in its entirety and is replaced in its stead with the following:

"Section 3. Voting Rights.

      Except as provided in this Article V (or in any supplementary sections thereto), all rights to vote and all voting power (including, without limitation, the right to elect directors) shall be vested exclusively in the holders of Class A Common Stock and the holders of Class B Common Stock, voting together without regard to class.

            (a) Class A Common Stock. On all matters presented for a vote of shareholders, holders of Class A Common Stock shall be entitled to one vote for each share held. Until the total number of outstanding shares of Class B Common Stock shall first fall below 1,800,000 shares (an "Initial Trigger Event"), the Class A Common Stock shall possess in the aggregate 22.0% of the total voting power of the Common Stock (as adjusted pursuant to clauses (ii) and (iv) of subparagraph (b) below, the "Class A Percentage").

            (b) Class B Common Stock.

                  (i) On all matters presented for a vote of shareholders, holders of Class B Common Stock shall be entitled to a number of votes (which may be or include a fraction of a vote) for each share of Class B Common Stock held equal to the quotient derived by dividing (1) the number equal to (x) the total number of shares of Class A Common Stock outstanding on the relevant record date divided by the Class A Percentage less (y) the total number of shares of Class A Common Stock outstanding on such record date by (2) the total number of shares of Class B Common Stock outstanding on such record date.

                  (ii) Until the occurrence of an Initial Trigger Event the Class B Common Stock shall possess in the aggregate 78.0% of the total voting power of the Common Stock (as adjusted pursuant to clauses (ii) and (iv) below, the "Class B Percentage"). From and after the occurrence of an Initial Trigger Event but prior to a Final Trigger Event, the Class A Percentage shall be increased and the Class B Percentage shall be decreased based on the number of shares of Class B Common Stock then issued and outstanding as follows:

                        (1) if on the record date for any matter to be voted
            upon the number of outstanding shares of Class B Common Stock is less than 1,800,000 but greater than 1,400,000 then the Class A Percentage shall thereafter be equal to 40.0% and the Class B Percentage shall thereafter be equal to 60.0%, in each case until further adjusted in accordance herewith; and

                        (2) if on the record date for any matter to be voted
            upon the number of outstanding shares of Class B Common Stock is less than 1,400,000 then the Class A Percentage shall thereafter be equal to 53.0% and the Class B Percentage shall thereafter be equal to 47.0%.

                  (iii) Notwithstanding the foregoing nor anything else herein to the contrary, until the occurrence of a Final Trigger Event: (1) at no time shall the Class B Percentage be increased or the Class A Percentage reduced as a result of a change in the number of shares of Class B Common Stock outstanding other than through the operation of subparagraph (e) below, and (2) the Class A Percentage shall never be greater than 53.0% and Class B Percentage shall never be less than 47.0%.

                  (iv) When the total number of outstanding shares of Class B Common Stock shall first fall below 500,000 shares (a "Final Trigger Event") and thereafter, on all matters presented for a vote of shareholders, holders of Class B Common Stock shall be entitled to one vote for each share held and the Class A Percentage and the Class B Percentage shall no longer have any application or effect.

            (c) Cumulative Voting. There shall be no cumulation of votes for the election of directors.

            (d) Class Vote by Class B Common Stock. Notwithstanding any other provision of this Article V, until the occurrence of a Final Trigger Event the Corporation shall not take any of the following actions without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, given separately as a class, which vote shall be in addition to any right to vote required by the laws of the State of Florida: (i) issue any additional shares of Class B Common Stock, except (1) pursuant to a stock dividend issued exclusively to the holders of Class B Common Stock, (2) pursuant to the terms of any securities outstanding on June 18, 2002 that are by their terms convertible into or exchangeable or exercisable for shares of Class B Common Stock, (3) pursuant to the terms of any class or series of securities established and issued after June 18, 2002 pursuant the "Preferred Stock" provisions of Article IV hereof, or (4) pursuant to any stock options exercisable for shares of Class B Common Stock issued under the terms of any stock option plan of the Corporation existing on June 18, 2002 or established after June 18, 2002 and approved by the holders of a majority of the then issued and outstanding shares of Class B Common Stock; (ii) effect any reduction in the number of outstanding shares of Class B Common Stock (other than by holders of Class B Common Stock converting Class B Common Stock into Class A Common Stock or through voluntary disposition thereof to the Corporation); or (iii) effect any change or alteration in any provision of this Section 3 of this Article V.

            (e) Adjustments. In the event of a reorganization, recapitalization, merger or stock split affecting the Class B Common Stock, then the threshold number of shares of Class B Common Stock referenced in the definition of an Initial Trigger Event, in the definition of a Final Trigger Event or in the adjustment of the Class A Percentage or the Class B Percentage specified in subsection (b)(ii) of this Section 3 and the number or kind of shares into which the Class B Common Stock are convertible pursuant to this Article V shall be appropriately and proportionately adjusted; and in each such case such provisions shall be applied so as to give effect to such adjustments. If any such transaction shall be effected by amendment of the

Articles of Incorporation, then such amendment shall itself adjust such threshold share number or conversion rate in accordance with the foregoing."

      3. Subsection 2 of Section 6 of Article V shall be deleted in its entirety and is replaced in its stead with the following:

"2. Voting. A holder of shares of Class A Common Stock shall be entitled to vote in accordance with the provisions of Section 3 of Article V."

                                   APPENDIX C
               PROVISIONS OF THE FLORIDA BUSINESS CORPORATION ACT

607.1301 DISSENTERS' RIGHTS; DEFINITIONS. --The following definitions apply to ss. 607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. --

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1. If the shareholder is entitled to vote on the merger, or

2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

(b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

(d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

(f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. --

(1)(a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

(b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

(a) Such demand is withdrawn as provided in this section;

(b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                       Form of Proxy Class A Common Stock

                                 REVOCABLE PROXY
                            BFC FINANCIAL CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
               Proxy Solicited On Behalf of the Board of Directors

The undersigned hereby appoints Glen R. Gilbert and Maria R. Scheker, or either of them, the undersigned's proxies, with full power of substitution, to vote all of the shares of Class A Common Stock of BFC FINANCIAL CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at Signature Grand, 6900 State Road 84, Davie, Florida 33317, on May 20, 2003, at 6:00 p.m., local time, and at any adjournment or postponement thereof, as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before such Annual Meeting or adjournments or postponements thereof.

This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the nominees set forth on the back of this card and described in the accompanying Notice of Annual Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

           (Continued, and to be signed and dated on the other side.)

1. Election of three directors -one to serve a three-year term to expire in 2006, one to serve a two year tem to expire in 2005 and the other to serve a one year term to expire in 2004.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW:

      Nominees: Earl Pertnoy (term to expire in 2006), Oscar Holzmann (term to expire in 2005 and Neil Sterling (term to expire in 2004).

      |_|   FOR ALL NOMINEES

      |_|   WITHHOLD AUTHORITY FOR ALL NOMINEES

      |_|   FOR ALL NOMINEES EXCEPT
            (See instructions below)

      INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark "FOR ALL NOMINEES EXCEPT" and write the nominee name(s) below:

      ________________________________________

      ________________________________________

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1.

                                        Please mark, sign, date and return this
                                        proxy card promptly, using the enclosed
                                        envelope. No Postage is required for
                                        mailing it in the United States.

                                        Dated: ____________________,2003


                                        ________________________________________
                                        (Signature of Shareholder)


                                        ________________________________________
                                        (Signature of Shareholder)

                                        IMPORTANT: Please sign exactly as
                                        name(s) appear(s) at left. When signing
                                        as attorney, executor, administrator,
                                        trustee, guardian, please give full
                                        title as such. If a corporation, please
                                        sign the full corporate name by
                                        President or other authorized officer.
                                        If a partnership, please sign in
                                        partnership name by authorized person.

                       Form of Proxy Class B Common Stock

                                 REVOCABLE PROXY
                            BFC FINANCIAL CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
               Proxy Solicited On Behalf of the Board of Directors

The undersigned hereby appoints Glen R. Gilbert and Maria R. Scheker, or either of them, the undersigned's proxies, with full power of substitution, to vote all of the shares of Class B Common Stock of BFC FINANCIAL CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at Signature Grand, 6900 State Road 84, Davie, Florida 33317, on May 20, 2003, at 6:00 p.m., local time, and at any adjournment or postponement thereof, as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before such Annual Meeting or adjournments or postponements thereof.

This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the nominees set forth on the back of this card and described in the accompanying Notice of Annual Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

           (Continued, and to be signed and dated on the other side.)


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

1. Election of three directors -one to serve a three-year term to expire in 2006, one to serve a two year tem to expire in 2005 and the other to serve a one year term to expire in 2004.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW:

      Nominees: Earl Pertnoy (term to expire in 2006), Oscar Holzmann (term to expire in 2005 and Neil Sterling (term to expire in 2004).

      |_|   FOR ALL NOMINEES

      |_|   WITHHOLD AUTHORITY FOR ALL NOMINEES

      |_|   FOR ALL NOMINEES EXCEPT
            (See instructions below)

      INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark "FOR ALL NOMINEES EXCEPT" and write the nominee name(s) below:

      ________________________________________

      ________________________________________

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1.

                                        Please mark, sign, date and return this
                                        proxy card promptly, using the enclosed
                                        envelope. No Postage is required for
                                        mailing it in the United States.

                                        Dated:______________________,2003


                                        ________________________________________
                                        (Signature of Shareholder)


                                        ________________________________________
                                        (Signature of Shareholder)

                                        IMPORTANT: Please sign exactly as
                                        name(s) appear(s) at left. When signing
                                        as attorney, executor, administrator,
                                        trustee, guardian, please give full
                                        title as such. If a corporation, please
                                        sign the full corporate name by
                                        President or other authorized officer.
                                        If a partnership, please sign in
                                        partnership name by authorized person.


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